SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment (this “Amendment”), dated as of February 20, 2023 (the “Effective Date”), by and between Hostess Brands, LLC (together with Hostess Brands, Inc., the “Company”) and Andrew P. Callahan (the “Executive”) amends the Employment Agreement, dated April 12, 2018, as amended (the “Employment Agreement”), between the Company and the Executive. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Employment Agreement.

WHEREAS, the Company and the Executive have agreed upon new contractual terms governing the Executive’s severance benefits; and

WHEREAS, pursuant to Section 23 of the Employment Agreement, the Company and the Executive wish to amend the Employment Agreement to provide for these new contractual terms;

NOW, THEREFORE, in consideration of the premises, and of the agreements and other good and sufficient consideration set forth herein, the Company and the Executive hereby agree as follows:

1.     Effective as of the Effective Date, Section 5 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

5.     Termination without Cause; Resignation for Good Reason. The Company may terminate the Executive’s employment at any time without “Cause” upon 30 days’ advance written notice (or pay in lieu of notice), and the Executive may initiate a termination of employment by resigning for “Good Reason,” as such terms are defined herein. Upon termination by the Company without Cause or resignation by the Executive for Good Reason, if the Executive executes and does not revoke the Company’s standard written release agreement (the “Release”) within fifty-five (55) days following the Termination Date, the Executive shall be entitled to receive severance and other benefits payable under the Severance Plan in connection with a “Qualifying Termination” or “Change in Control Termination,” as applicable, as such terms are defined in the Severance Plan, subject to the terms and conditions of the Severance Plan, as well as the prorated annual bonus described in Section 2(b) of this Agreement, unless otherwise provided in this Agreement; provided that a Qualifying Termination under the Severance Plan shall additionally include a resignation by the Executive for Good Reason, termination due to death or disability, and expiration of the Term due to non-renewal by the Company; and provided further that Good Reason shall have the meaning ascribed to such term in the Severance Plan and shall additionally include the Company requiring the

Executive to move his principal residence to Kansas City without his consent and any material breach of this Agreement or any other material agreement between the Company and Executive, subject to, for the avoidance of doubt, the notice and cure requirements under Section 2.1(n) of the Severance Plan. Upon a Qualifying Termination of Executive under the Severance Plan as described above, the Executive’s Cash Severance Amount shall be 24 months of his Annual Compensation Amount, or, upon a Change in Control Termination, Executive’s Cash Severance Amount shall be 30 months of his Annual Compensation Amount, all as defined in the Severance Plan, in addition to the prorated annual bonus described in Section 2(b) above. The Company shall pay the Accrued Obligations (as defined below), regardless of whether the Executive executes or revokes the Release. For purposes of this Agreement, the term “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary, and all accrued but unused vacation under the terms of the Company’s vacation policy, through the date of termination of the Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred through the date of such termination in accordance with Section 4 hereof, and (iii) any vested accrued compensation, equity awards or benefits provided under the Company’s employee incentive or benefit plans upon or following a termination of employment, in accordance with the terms of the applicable plan. For purposes of this Agreement, the term “Cause” shall mean (a) Executive’s failure or refusal to perform his job functions, or to follow the lawful directives of the Company (other than by reason of a physical or mental impairment); (b) commission of any felony or commission of a non-felony crime involving moral turpitude; (c) embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with the Company; (d) engagement in material dishonesty or misconduct which negatively reflects on the public reputation of the Company; (e) violation of any material written policy of the Company; (f) Executive’s breach of the restrictive covenants contained in any agreement between him and the Company; or (g) Executive’s material breach of this Agreement or any other written agreement between him and the Company, provided that in the case of subsections (a), (e), and (g), if such failure, refusal, violation or breach is reasonably capable of being cured, the Company shall provide Executive with written notice of and 30 days to reasonably cure such failure, refusal, violation or breach; and provided further that with respect to each of (a), (e), and (g), Executive shall have one (1) opportunity to cure unless otherwise agreed to by the parties.

2.    The Employment Agreement, as amended by this Amendment, constitutes the entire and exclusive agreement between the parties with respect to the subject matter hereof. All previous discussions and agreements with respect to the subject matter of this Amendment are superseded by this Amendment.

3.    Except as expressly amended hereby, all terms, conditions and provisions of the Employment Agreement, as amended, shall remain in full force and effect. This Amendment shall form a part of the Employment Agreement for all purposes.

4.    This Amendment may be executed in counterparts and by facsimile or other electronic means, including by portable document format (PDF), each of which shall be deemed to have the same legal effect as an original and together shall constitute one and the instrument.

5.    Each party represents and warrants that it has the full power and authority to enter into this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

        COMPANY

        By:    ___________________________
        Name:    Robert C. Weber
        Title:    CPO
        Date:    February 20, 2023

        EXECUTIVE

        _________________________________
        Andrew P. Callahan
        Date: February 20, 2023